CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES
                AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER
             SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF
                                       OF
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       FOR
                                  NETGURU, INC.

                  NETGURU, INC., a Delaware corporation (the "CORPORATION"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

                  RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 12,000 shares, par value $.01, to be designated Series B Cumulative Convertible Preferred Stock (the "PREFERRED SHARES").

                  RESOLVED, that subject to the terms and conditions of the Purchase Agreement (as defined herein), 12,000 Preferred Shares may be issued.

                  RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

         1. DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the Series B Cumulative Convertible Preferred Stock (the "PREFERRED SHARES"). The number of shares constituting such series shall be 12,000.

         2. DIVIDENDS.

                  (a) CUMULATIVE. The holders of the Preferred Shares shall be entitled to receive cumulative dividends at the per share rate of five percent (5%) of the Liquidation Preference (as defined below) of each Preferred Share, per annum accruing daily and payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "DIVIDEND PAYMENT DATE") commencing with the first Dividend Payment Date occurring after the original issuance date of such share, in preference and priority to any payment of any dividend on the

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                                                                          Page 2

Common Stock (as defined below) or any other class or series of equity security of the Corporation. Such dividends shall accrue (or shall be deemed to have accrued) on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from March 8, 2000, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock or any shares of any other capital stock, or repurchase any shares of Common Stock or capital stock, without having received written consent of two-thirds in interest of the holders of Preferred Shares, except as otherwise provided herein or in the Purchase Agreement or Registration Rights Agreement (as such terms are defined herein) with respect to the Option Shares, Preferred Shares, Warrants and underlying Common Shares thereof. For purposes of computing any per diem accrual, calculations shall be made using a 360-day year.

                  (b) PIK PAYMENT OR CASH PAYMENT. Any dividend payable on the outstanding Preferred Shares shall be paid by adding the amount thereof to the Liquidation Preference (as defined below) of such Preferred Shares. Upon the payment of dividends as required by the immediately preceding sentence, such dividends will be deemed paid in full. Notwithstanding the foregoing, the Corporation may pay dividends in cash if on 10 Trading Days' (as defined below) irrevocable prior written notice, it informs the holders of the Preferred Shares of its election to pay cash dividends. Following notice of payment of cash dividends by the Corporation, all dividends on the Preferred Shares shall be paid in cash, until such time as the Corporation provides 10 Trading Days' irrevocable written notice to the holders of Preferred Shares of its election to pay dividends in-kind.

         3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities, the amount of $1,000 per share plus (i) dividends added to the Liquidation Preference in accordance with Section 2(b) above; (ii) all accrued but unpaid dividends; and (iii) all "MONTHLY DELAY PAYMENTS" payable under the Registration Rights Agreement (as defined below) (the "LIQUIDATION PREFERENCE").

         4. ISSUANCE OF PREFERRED SHARES. The Preferred Shares shall be issued by the Corporation pursuant to that certain Exchange Agreement dated on or about the date hereof (the "EXCHANGE AGREEMENT") between the Corporation and the initial subscriber(s) for the Preferred Shares thereunder (the "SUBSCRIBER") in exchange for Series A Cumulative Convertible Preferred Stock, which were issued to the subscribers pursuant to that certain Securities Purchase Agreement dated as of March 8, 2000 ("PURCHASE AGREEMENT") between the Corporation and the subscribers. The holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement, dated as of March 8, 2000 ("REGISTRATION RIGHTS AGREEMENT") between such parties in connection with the Purchase Agreement.
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                                                                          Page 3


         5. CONVERSION. Each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares held by such holder, for such number of fully paid, validly issued and nonassessable shares ("COMMON SHARES") of common stock, par value $0.01, of the Corporation ("COMMON STOCK"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted (the "CONVERSION AMOUNT"), by (ii) the applicable Conversion Price determined as hereinafter provided in effect on the Conversion Date. Immediately following such conversion, the rights of the holders of converted Preferred Shares shall cease and the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

                  (a) MECHANICS OF CONVERSION. To convert Preferred Shares into Common Shares, the holder shall give written notice ("CONVERSION NOTICE") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission no later than the Conversion Date) stating that such holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the "CONVERSION DATE"). Either simultaneously with the delivery of the Conversion Notice, or within one (1) Trading Day (as defined below) thereafter, the holder shall deliver (which also may be done by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the Preferred Shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice. The Corporation shall effect such issuance of Common Shares (and certificates for unconverted Preferred Shares) within three (3) Trading Days of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) Trading Days after the receipt of such Conversion Notice ("T+3"). If certificates evidencing the Common Shares are not received by the holder within five (5) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Preferred Shares, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent

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                                                                          Page 4


to electronically transmit the Common Shares issuable upon conversion or exercise to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

                  The term "TRADING DAY" means a day on which there is trading on the Nasdaq National Market or such other market or exchange on which the Common Stock is then principally traded.

                  If a holder of Preferred Shares converts any of such holder's Preferred Shares, the Corporation shall pay any documentary or stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, such holder shall pay any such tax that is due because the shares of Common Stock are issued in a name other than such holder's name.

                  The Corporation's obligation to issue Common Shares upon conversion of Preferred Shares shall, except as set forth below, be absolute, is independent of any covenant of any holder of Preferred Shares, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of Preferred Shares whether pursuant to this Certificate, the Purchase Agreement, the Registration Rights Agreement or otherwise.

                  (b) DETERMINATION OF CONVERSION PRICE.

                           The Conversion Price applicable with respect to the Preferred Shares (the "CONVERSION PRICE"), shall be as follows:

                           (i) Subject to clause (iii) below, beginning on the date of closing of the Purchase Agreement (the "CLOSING DATE") up until and including the 20th Trading Day following the Closing Date, the Conversion Price (subject to adjustment as hereinafter set forth as if such price were an Affected Conversion Price, as defined in Section 5(c) below) shall be a price equal to 120% of the Closing Price;

                           (ii) Subject to clause (iii) below, on and after the 21st Trading Day following the Closing Date up until but not including the 90th day following the Closing Date, the Conversion Price shall be a price equal to 120% of the Closing Price, subject to adjustment as hereinafter set forth (the "FIXED PRICE").

                           (iii) Beginning on the earlier of (a) the 90th day after the Closing Date or (b) the date of any announcement or public disclosure (or the event itself, if earlier) of any event described in
         Section 5(l) below, and at all times thereafter, the Conversion Price shall be the lesser of:
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                                                                          Page 5


                                    (A) the Fixed Price or

                                    (B) the Market Price.

                           As used herein "CLOSING PRICE" shall equal $23.75.

                           As used herein, "MARKET PRICE" shall mean the average of the lowest closing bid prices of the Common Stock recorded on the Principal Market (as reported by the Bloomberg financial network or any successor reporting service) on any 5 Trading Days out of the 20 Trading Days (the "MARKET PRICE PERIOD") immediately prior to the Conversion Date (including the Trading Day immediately preceding the Conversion Date); PROVIDED, HOWEVER, that in the event of any default under Section 3.16 of the Purchase Agreement or, if earlier, upon any announcement or public disclosure that the transactions or events described in Section 3.16 of the Purchase Agreement will not occur or will not longer be in effect, the "MARKET PRICE" shall equal ninety percent (90%) of the average of the five (5) lowest closing bid prices of Common Stock during the Market Price Period.

                           As used herein, "PRINCIPAL MARKET" shall mean Nasdaq National Market or such other market where the Common Stock is then listed for trading.

                           From time to time and at any time there is an announcement or public disclosure that the transactions or events described in Section 3.16 of the Purchase Agreement will not occur or will not longer be in effect, and on June 30, 2000 or any subsequent time if there shall be any default under such Section 3.16 of the Purchase Agreement, the "Fixed Price" hereunder shall be adjusted downward to equal 120% of the lowest 5 closing bid prices of Common Stock recorded on the Principal Market for the 20 Trading Days immediately following such time or date. In no event shall the Fixed Price be increased, and no decrease shall be reversed upon any cure of any such default.

                  (c) STOCK SPLITS; DIVIDENDS; ADJUSTMENTS.

                           (i) If the Corporation, at any time while the Preferred Shares are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Shares into a larger number of shares, or (C)
         combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
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                                                                          Page 6


                           As used herein, the Affected Conversion Prices (each an "AFFECTED CONVERSION PRICE") shall refer to: (i) the Fixed Price; and (ii) each reported price for the Common Stock on the Principal Market occurring on any Trading Day included in the Market Price Period, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 5(c)(i) and the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 5(c)(i).

                           (ii) In the event that the Corporation issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock (other than Preferred Shares), or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock (other than shares or options issued or which may be issued pursuant to (i) the Corporation's current or future employee, director or BONA FIDE consultant option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Purchase Agreement and listed in the Corporation's most recent periodic report filed under the Securities Exchange Act of 1934, as amended, (ii) arrangements with the holders of Preferred Shares, (iii) an underwriting agreement, to one or more underwriters in connection with a bona fide public offering (as defined herein), or
         (iv) strategic acquisitions of other entities by the Corporation which engage in businesses related or complementary to the Corporation's business) at an effective purchase price per share which is less than the greater of (1) the closing market price per share of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options ("FAIR MARKET PRICE") or (2) the Fixed Price, then in each such case, the Fixed Price in effect immediately prior to such issue or sale or record date, as applicable, shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Fixed Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock and Convertible Securities (as defined below) outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fixed Price or Fair Market Price, as the case may be; and (y) the denominator of which shall be the number of shares of Common Stock and Convertible Securities (as defined below) of the Company outstanding immediately after such issue or sale.

                           For purposes of the preceding paragraph, in the event that the effective purchase price is less than both the Fair Market Price and the Fixed Price, then the calculation method which yields the greatest downward adjustment in the Conversion Price shall be used.

                           For the purposes of the foregoing adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("CONVERTIBLE SECURITIES"), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

                           (iii) If the Corporation, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in Sections 5(c)(i) or 5(c)(ii) above), then concurrently with such distributions to holder of Common Stock, the Corporation shall distribute to holders of the Preferred Shares, the amount of such indebtedness, assets, cash or rights or warrants which the holders of Preferred Shares would have received had they converted all their Preferred Shares into Common Shares immediately prior to the record date for such distribution.

                           (iv) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(i) or (ii) above or the Corporation makes a distribution as described in Section 5(c)(iii) above, the Corporation shall promptly mail to each holder of the Preferred Shares a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, or setting forth a description of the distribution and the facts surrounding same.

                           (v) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                           (vi) No adjustment in the Conversion Price shall reduce the Conversion price below the then par value of the Common Stock.

                           (vii) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Trading Days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced, the Corporation shall mail to the holders of Preferred Shares a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 5(c)(i), (ii), or (iii).

                  (d) NOTICE OF RECORD DATE. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.
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                                                                          Page 8


                  (e) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto. However, the holder of any Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof are issued in a name other than such holder's name.

                  (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares, an amount of Common Shares equal to 200% of the number of shares issuable upon conversion of the Preferred Shares at the then applicable Conversion Price. The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.

                  (g) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof and all Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

                  (h) REORGANIZATION, MERGER OR GOING PRIVATE. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a "GOING PRIVATE" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c)
above and such Section shall also apply to such distribution.
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                                                                          Page 9


                  (i) LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

                           (i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "AFFILIATES" (as defined in Rule 144 of the Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"); PROVIDED that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and (x) each holder shall have the right (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a transaction or event referred to in Section 5(m) below.

                          (ii) Each time (a "COVENANT TIME") the holder or an Aggregation Party makes a Triggering Acquisition (as defined below) of shares of Common Stock (the "TRIGGERING SHARES"), the holder will be deemed to covenant that it will not, during the balance of the day on which such Triggering Acquisition occurs, and during the 61-day period beginning immediately after that day, acquire additional shares of Common Stock pursuant to rights-to-acquire existing at that Covenant Time, if the aggregate amount of such additional shares so acquired (without reducing that amount by any dispositions) would exceed (x) 9.99% of the number of shares of Common Stock outstanding at that Covenant Time (including the Triggering Shares) minus (y) the number of shares of Common Stock actually owned by the holder at that Covenant Time (regardless of how or when acquired, and including the Triggering Shares). A "TRIGGERING ACQUISITION" means the giving of a Conversion Notice or any other acquisition of Common Stock by the holder or an Aggregation Party; PROVIDED, however, that with respect to the giving of such Conversion Notice, if the associated issuance of shares of Common Stock does not occur, such event shall cease to be a Triggering Acquisition and the related covenant under this paragraph shall terminate. At each Covenant Time, the holder shall be deemed to waive any right it would otherwise have to acquire shares of Common Stock to the extent that such acquisition would violate any covenant given by the holder under this paragraph. Notwithstanding anything to the contrary in the Transaction Documents, in the event of a conflict between any covenant given under this paragraph and any obligation of the holder to convert Preferred Shares pursuant to the Transaction Documents, the former shall supersede the latter, and the latter shall be reduced accordingly. For the avoidance of doubt:

                           (A) The covenant to be given pursuant to this paragraph will be given at every Covenant Time and shall be calculated based on the circumstances then in effect. The making of a covenant at one Covenant Time shall not
                                    terminate or modify any prior covenants.
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                                                                         Page 10


                           (B) The holder may therefore from time to time be subject to multiple such covenants, each one having been made at a different Covenant Time, and some possibly being more restrictive than others. The holder must comply with all such covenants then in effect.

                                    (iii) OVERALL LIMIT ON COMMON STOCK
         ISSUABLE. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the holders hereunder shall not exceed 2,645,093 shares of Common Stock, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Company. The Company agrees that if at any point in time (the "TRIGGER DATE") the number of Common Shares issued pursuant to conversion of the Preferred Shares and exercise of the Warrants, together with the number of Common Shares issued and issuable pursuant to the option under Section 1.4 of the Purchase Agreement and the number of Common Shares that would then be issuable by the Company in the event of conversion of all the Preferred Shares and exercise of all the Warrants then outstanding, would exceed the Maximum Common Stock Issuance but for this Section 5(i)(iii), then the Company shall promptly call a shareholders meeting to obtain shareholder approval for the issuance of Common Shares hereunder in excess of the Maximum Common Stock Issuance. If such shareholder approval is not obtained within 60 days of the Trigger Date, then each holder of Preferred Shares shall have the right to sell to the Company such number of Preferred Shares and Warrants which cannot be converted or exercised due to such Maximum Common Stock Issuance limitation at a redemption price equal to the "MANDATORY REPURCHASE PRICE" (as defined in the Registration Rights Agreement).

                  (j) CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5.

                  (k) SPECIFIC ENFORCEMENT. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

                  (l) MANDATORY REPURCHASE. Each holder shall have the unilateral option and right to compel the Corporation to repurchase any or all of such holder's Preferred Shares within 3 days of a written notice requiring such repurchase, at a price per Preferred Share equal to the Mandatory Repurchase Price if any of the following events involving the Corporation shall have occurred:

                           (i) A Change in Control Transaction (as defined below);

                           (ii) A "GOING PRIVATE" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act; or

                           (iii) A tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act.

                           A "CHANGE IN CONTROL TRANSACTION" will be deemed to
exist if (i) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "ACT")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power, (iii) there is a replacement of more than one-half of the members of the Corporation's Board of Directors which is not approved by those individuals who are members of the Corporation's Board of Directors on the date thereof, in one or a series of related transactions or (iv) a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis.

                  (m) MANDATORY CONVERSION.

                         (x) Subject to subsection (m)(y) below, the Preferred Shares shall be automatically converted into Common Shares on the three year anniversary of the Closing Date (the "MANDATORY CONVERSION DATE"); provided, however, that such Mandatory Conversion Date shall be deferred, at the sole option of a holder of Preferred Shares, for such number of days as is equal to 1.5 times the number of days (A) there is a lack of Effective Registration (as defined below), but not including the first 120 days after the Closing; (B) there is not a sufficient amount of Common Stock available for conversion of all outstanding Preferred Shares and exercise of the Warrants, (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Preferred Shares or exercise of the Warrants, other than for failure to comply with the notice and delivery requirements of Section 5(a) above; or (D) for any other reason there is a suspension, restriction or limitation in the ability of holders of Preferred Shares or Warrants to sell Common Shares received upon conversion of Preferred Shares or exercise of the Warrants pursuant to the prospectus included in the Registration Statement (as defined in the Registration Rights Agreement).

                           For purposes of the preceding paragraph, a lack of Effective Registration shall be deemed to have occurred at any time the Common Shares issuable upon conversion of the Preferred Shares or exercise of the Warrants are not capable of being sold on an Approved Market (as defined in the Purchase Agreement) pursuant to an effective registration statement and deliverable prospectus.

                         (y) Notwithstanding the preceding subsection (m)(x), no holder of Preferred Shares shall be obligated to convert any Preferred Shares held by such holder on the Mandatory Conversion Date (and there shall be no automatic conversion) unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion:

                           (A) no material default or breach exists which has not been cured, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement, the Registration Rights Agreement, the Warrants or this Certificate of Designations, which has not been cured;

                           (B) none of the events described in clauses (i) through (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                           (C) the Registration Statement (as defined in the Registration Rights Agreement) is effective and holders have received unlegended certificates representing Common Shares with respect to all conversions for which Conversion Notices have been given and with respect to all exercises of Warrants for which Notices or Exercise have been given; and

                           (D) the Corporation and its subsidiaries on a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not subject to any liquidation, dissolution or winding up of its affairs, or any bankruptcy, insolvency or similar proceeding.

                  (z) Notwithstanding Section 5(m)(x) above, no holder's Preferred Shares shall be subject to mandatory conversion to the extent such mandatory conversion would result in the holder of Preferred Shares exceeding any of the limitations contained in Section 5(i) above. In such event, the Preferred Shares of such holder shall be converted in such amount until such limitation is reached, and the remaining Preferred Shares shall be purchased by the Corporation at the Mandatory Redemption Price (as defined in the Registration Rights Agreement).

                  Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein.

         6. PUBLIC OFFERINGS. In the event the Corporation completes a "BONA FIDE PUBLIC OFFERING" (as defined below) on or before June 30, 2000, for 90 days immediately following the closing of such an offering, no holder of Preferred Shares shall be entitled to sell any Common Shares issued upon conversion of Preferred Shares during such 90 day period. Beginning on the 90th day following the closing of such bona fide public offering until 180 days following such closing, a holder of Preferred Shares shall be entitled to sell only up to 50% of any Common Shares issued upon conversion of Preferred Shares. Thereafter, a holder shall not be restricted in any way from selling Common Shares.

         A "BONA FIDE PUBLIC OFFERING" shall mean a firm commitment, fixed price underwritten public offering of at least $50 million in aggregate proceeds to the Corporation.

                  The foregoing restrictions on the sale of Common Shares shall terminate if any of the following shall have occurred and be continuing:

                         (A) there is a lack of Effective Registration (as defined below), but not including the first 120 days after the Closing;
         (B) there is not a sufficient amount of Common Stock available for conversion of all outstanding Preferred Shares and exercise of all Warrants and exercise of the option contained in Section 1.4 of the Purchase Agreement in full, (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Preferred Shares or exercise of the Warrants, other than for failure to comply with the notice and delivery requirements of Section 5(a) above; or (D) for any other reason there is a suspension, restriction or limitation in the ability of holders of Preferred Shares to sell Common Shares received upon conversion of Preferred Shares pursuant to the prospectus included in the Registration Rights Agreement.

         For purposes of the preceding paragraph, a lack of Effective Registration shall be deemed to have occurred at any time the Common Shares issuable upon conversion of the Preferred Shares or exercise of the Warrants are not capable of being sold on an Approved Market (as defined in the Purchase Agreement) pursuant to an effective registration statement and deliverable prospectus.

                           Notwithstanding the preceding provisions of this subsection, no holder of Preferred Shares shall be restricted from selling any Common Shares issued upon conversion of Preferred Shares unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such restrictions:

                           1) no material default or breach exists which has not been cured, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement (including without limitation any breach of Sections 2.1(ff) or 3.16 thereof), the Registration Rights Agreement, the Warrants (as defined in the Purchase Agreement) or this Certificate of Designations, which has not been cured;

                           2) none of the events described in clauses (i) through (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                           3) the Registration Statement (as defined in the Registration Rights Agreement) is effective and holders have received unlegended certificates representing Common Shares with respect to all conversions for which Conversion Notices have been given and with respect to all exercises of the Warrants for which Notices of Exercise have been given;

                           4) the Corporation and its subsidiaries on a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not subject to any liquidation, dissolution or winding up of its affairs, or any bankruptcy, insolvency or similar proceeding;

                           5) no event described in Section 5(l) above occurred or was announced or publicly disclosed that it would or has occurred; and

                           6) each member of management of the Corporation is subject to the same restriction on selling shares of Common Stock for at least the same percentage and time period as the holders of Preferred Shares hereunder.

         7. VOTING RIGHTS. In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Corporation's Certificate of Incorporation, the affirmative vote of two-thirds in interest of the Corporation's outstanding Preferred Shares shall be necessary for (i) any amendment, modification or repeal of this Certificate of Designations (whether by merger, consolidation or otherwise) or for any merger, reclassification, consolidation or reorganization, or (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation that may amend or change or adversely affect any of the rights, preferences, or privileges of the Preferred Shares, provided, however, that holders of Preferred Shares (other than the Investor under the Purchase Agreement and their affiliates) who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

         8. NOTICES. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

         9. REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any stock certificate representing the Preferred Shares and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or upon surrender and cancellation of such stock certificate if mutilated, the Corporation will make and deliver a new stock certificate of like tenor and dated as of such cancellation at no charge to the holder.

         10. ATTORNEYS' FEES. In connection with enforcement by a holder of Preferred Shares of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

         11. NO REISSUANCE. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

         12. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

         13. LIMITATIONS. Except as may otherwise be required by law and as are set forth in the Exchange Agreement, the Purchase Agreement and the Registration Rights Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

Signed on March 30, 2000

                                            NETGURU, INC.


                                            By: /s/ Jyoti Chatterjee
                                                ------------------------------
                                                Name:    Jyoti Chatterjee
                                                Title:   President



                                            By: /s/ Wayne Blair
                                                ------------------------------
                                                Name:  Wayne Blair
                                                Title:     Secretary

                                    EXHIBIT A

                            (To be Executed by Holder
                      in order to Convert Preferred Shares)

                                CONVERSION NOTICE
                                       FOR
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                 -----------------------------------------------


The undersigned, as a holder ("HOLDER") of shares of Series B Cumulative Convertible Preferred Stock ("PREFERRED SHARES") of Netguru, Inc. (the "CORPORATION"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("COMMON SHARES") of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares as of the date written below. The undersigned hereby requests that share certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:  __________________________

Conversion Information:      NAME OF HOLDER:__________________________________

                             By:_____________________________________________
                             Print Name:_____________________________________
                             Print Title:____________________________________

                             Print Address of Holder:
                             ___________________________________________________
                             ___________________________________________________

                             Issue Common Stock to: ____________________________
                             at: _______________________________________________
                             ___________________________________________________


IF COMMON SHARES ARE TO BE ISSUED TO A PERSON OTHER THAN HOLDER, HOLDER'S SIGNATURE MUST BE GUARANTEED BELOW:

SIGNATURE GUARANTEED BY:





THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

                           PAGE 1 OF CONVERSION NOTICE

PAGE 2 TO CONVERSION NOTICE DATED _________________ FOR: _______________________
                                  (CONVERSION DATE)       (NAME OF HOLDER)


              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED
              -----------------------------------------------------

Number of Preferred Shares converted:     ______________ shares
   Number of Preferred Shares converted x Liquidation Preference    $

TOTAL DOLLAR AMOUNT CONVERTED                                       $
                                                                    ============



CONVERSION PRICE                                                    $


Number of Common Shares =  Total dollar amount converted =          ____________
                           -----------------------------
                               Conversion Price

     NUMBER OF COMMON SHARES =

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):


________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver _____ certificate(s) for Preferred Shares in the following amounts:


________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________